Exhibit 99.1

September 6, 2011

LFBG – Update

To our Shareholders:

On or before September 30, 2011, we will publicly release our marketing plans regarding the upcoming Christmas selling season. All involved are thrilled and excited about this year’s new product releases, and I’m certain our fans will become more encouraged as our company, despite difficulties, continues to strive forward successfully as the world’s largest publisher of Christian video games which offer a healthy alternative to many violent games offered by the game industry. All our new products are now expected to be released October 25, 2011, with only one title (Charlie Church Mouse Online) being delayed until Summer 2012.

Now, before those plans are released, the purpose of this letter is to provide our shareholders an update.

In a previous communication, we announced that upon completion of our annual audit, a new VP Corporate Finance would be hired. Unfortunately, due to family matters, he was unable to come onboard. The recent 2 year audit and subsequent quarterly filing was completed with our existing staff and did not include his efforts. But we do have a job opening for this position and the Board of Directors is accepting resumes. If you know of anyone with public company experience as a CFO or high-level financial executive, please ask anyone you would like to refer to submit their resume on our company website at: http://www.lbgames.com/Careers.php.

Also, in a previous communication, we announced the hiring of Buzzplant to play a significant role in marketing our products. After completion of a valuable analysis of our online marketing efforts, we experienced financing difficulties, which until recently have made our future with Buzzplant less assured. As a result, we have increased our internal direct marketing efforts and look forward to working with Buzzplant as we are able.

In a previous communication, we explained in detail how we intended to file suit against the PCAOB, a division of the SEC, for eliminating the company’s financial compliance, based upon a behind-closed-doors private agreement signed between the PCAOB and our former auditor. Such a decision had nothing to do with the integrity of our financials, but instead was an agreement for convenience because our former auditor left the business to become the CFO of a publicly traded company. I want to clarify that our position has changed. We no longer have any intention to move forward with the law suit because we believe the SEC recognizes the integrity of our new audit firm and recently filed 2 year audited annual report. Our new audit firm, Malone Bailey, is one of only about 10 firms in America which are inspected annually by the PCAOB.

Finally, I hope as a shareholder, you will support my attempt to make another appeal to the SEC requesting them to eliminate the market-manipulation that occurs when a reverse-split is announced “before” it is effectuated. Right now, any such split has to be announced at least 3 weeks in advance…I call it the government sanctioned pump and dump scheme. Until the SEC solves this problem, our company and numerous other sub-penny stocks cannot perform a reverse-split and return to respectable price-per-share levels without possible shorting, market manipulation and a risk too-great for our investors. Unfortunately, until the SEC solves this big problem, we will continue to experience more significant dilution to keep the company funded until it reaches profitability. Despite these difficulties, we are still the #1 Christian video game company in the world as we struggle to build this new market niche within the multi-billion dollar video game industry.

Thank you for your continued support. Please check-out our new online store when you have a moment at www.LBGStore.com. It features our own digital rights management system. More news will be released on this at the end of the month.

Respectfully and with kindest regards,

Troy A. Lyndon

Chairman & Chief Executive Officer

Left Behind Games Inc.

(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.